PROTECTION ONE
AMORTIZATION OF CAPITALIZED DEBT COSTS
FOR EXHIBIT 12.1 IN 10K
DECEMBER 31, 1999






                                          Capitalized Costs     Accumulated Amort           Book Value        Extraordinary Loss

Revolver (BV w/o on 12/17/99)                    3,541,796              1,200,736            2,341,060             1,691,704

Senior Notes 7 3/8                               3,331,179                618,769            2,712,410
Senior Subordinated Notes 8 1/8                  7,347,413                665,448            6,681,965

Per books at 12/31/99                           10,678,592              1,284,217            9,394,375                     0

Add revolver accumulated amort                                          1,200,736

Total accum amort (incl revolver)                                       2,484,953

Amortization recorded in 1998                                             139,000
(per 1998 10K filed exhibit 12.1)

Amortization expense recorded
  in 1999 (as interest expense)                                         2,345,953


                                  EXHIBIT 12.1

                              PROTECTION ONE, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)





                                                                                 PROTECTION ONE
                                                       --------------------------------------------------------------------

                                                         Year Ended      Year Ended         Year Ended        Year Ended
                                                          December        December           December          December
                                                          31, 1999        31, 1998           31, 1997          31, 1996
                                                       --------------------------------------------------------------------


Earnings:
    Net loss                                           $      (82,905)  $      (3,346)     $     (42,728)    $        (656)
    Adjustments:
         Extraordinary loss                                     1,691          (1,591)          --                --
         Consolidated provision for income taxes               28,276          (4,114)            28,628              (310)
         Fixed charges less interest income                    87,037          56,129             33,483                15
                                                       ---------------  --------------     --------------    --------------

Earnings as adjusted (A)                                       34,099          47,078             19,383              (951)
                                                       ===============  ==============     ==============    ==============


Fixed Charges:
    Interest on debt and capitalized leases                    84,691          55,990             33,483                15
    Amortization of deferred financing costs                    2,346             139           --                --
                                                       ---------------  --------------     --------------    --------------

Fixed Charges (B)                                              87,037          56,129             33,483                15
                                                       ===============  ==============     ==============    ==============


Ratio of earnings to fixed charges (A) divided by (B)         --              --                 --               --

Deficiency of earnings to fixed charges                        52,938           9,051             14,100               966


[CONTINUED]

                                                                   PREDECESSOR
                                                         ---------------------------------
                                                            53 Weeks          52 Weeks
                                                             Ended              Ended
                                                            December          December
                                                            30, 1996          20, 1995
                                                         ---------------------------------


Earnings:
    Net loss                                             $       (4,860)    $      (5,923)
    Adjustments:
         Extraordinary loss                                    --                --
         Consolidated provision for income taxes                 (2,978)           (3,630)
         Fixed charges less interest income                      10,879            12,159
                                                         ---------------    --------------

Earnings as adjusted (A)                                          3,041             2,606
                                                         ===============    ==============


Fixed Charges:
    Interest on debt and capitalized leases                      10,879            12,159
    Amortization of deferred financing costs                   --                --
                                                         ---------------    --------------

Fixed Charges (B)                                                10,879            12,159
                                                         ===============    ==============


Ratio of earnings to fixed charges (A) divided by (B)          --                --

Deficiency of earnings to fixed charges                           7,838             9,553
